Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs

(414) 347-3836

Sensient Technologies Corporation

Reports Earnings for the Quarter Ended September 30, 2004

Record cash flow of $94 million for nine-month period

Debt reduced $47 million since beginning of year

MILWAUKEE—October 18, 2004—Sensient Technologies Corporation (NYSE: SXT) announced today that revenue in the third quarter ended September 30, 2004, increased 3.9% to $256.8 million from $247.3 million reported for last year’s third quarter. Diluted earnings per share climbed to 46 cents in the third quarter, a 4.5% increase from last year’s comparable quarter. Results from third quarter 2004 include tax benefits from foreign operating loss carryforwards of four cents per share. Similar benefits of five cents per share are included in results for last year’s third quarter. Quarterly cash flow from operating activities increased for the fourth consecutive quarter to $41.5 million, and is up 76.6% from third quarter 2003.

Revenue for the nine months ended September 30, 2004, increased 4.1% to $774.8 million, up from $744.1 million for the same period last year. Diluted earnings per share for the nine months ended September 30, 2004, were $1.17 compared to $1.33 for last year’s comparable period. Cash flow from operating activities for the nine months ended September 30, 2004, was $94.4 million, an increase of $53.1 million from the prior year. As a result, debt has been reduced by $47.1 million since December 31, 2003.

“Our cash flow continues to set records for the company,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “We are reporting record cash flow for the nine-month period and our fourth consecutive quarter of increased cash flow. Our businesses are showing increasing strength. Each of our Groups reported higher quarterly and year-to-date revenue.”

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Sensient Technologies Corporation
Earnings Release – Quarter ended September 30, 2004	Page 2
October 18, 2004

BUSINESS REVIEW

Flavors & Fragrances Group revenue increased 4.2% to $155.8 million in the third quarter ended September 30, 2004, compared to $149.5 million for last year’s third quarter. Operating income was up 11.2% to $24.0 million versus $21.6 million in last year’s comparable quarter. Year-to-date revenue increased 5.6% to $467.9 million. Operating income for the first nine months equaled $63.8 million compared to $63.9 million for the same period in the prior year. Sales of traditional flavors in North America and Europe, higher volume in the dehydrated flavors product line and favorable foreign exchange rates contributed to the Group’s results. Continued price competition reduced profit from the dehydrated flavors product line within the Group.

Color Group revenue rose 5.7% to $92.5 million in the third quarter of 2004. Operating income totaled $17.0 million versus $17.6 million in last year’s third quarter. For the nine months ended September 30, 2004, revenue increased 1.3% to $282.1 million. Operating income was $50.4 million for the first nine months of 2004 compared to $59.4 million in last year’s comparable period. Sales of worldwide cosmetic and pharmaceutical colors and sales of food and beverage colors in North America rose during the quarter. These increases were partially offset by lower sales of natural and synthetic food and beverage colors in the European market.

2004 OUTLOOK

Diluted earnings per share for fourth quarter 2004 are expected to be between 43 and 48 cents. For the year, Sensient expects diluted earnings per share to be within a range of $1.60 to $1.65.

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Sensient Technologies Corporation
Earnings Release – Quarter ended September 30, 2004	Page 3
October 18, 2004

CONFERENCE CALL

The company will hold its conference call to discuss 2004 third quarter results at 10:00 a.m. CDT on Monday, October 18, 2004. To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on October 18, 2004, through midnight on October 25, 2004, by calling (706) 645-9291 and referring to pass code 1310215. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis of Operations & Financial Condition in our most recently filed annual report on Form 10-K for the year ended December 31, 2003, and quarterly report on Form 10-Q for the quarter ended June 30, 2004. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals and other specialty chemicals. The Company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient-tech.com

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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings
	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	% Change	2004	2003	% Change
Revenue	$256,849	$247,251	3.9	$774,819	$744,148	4.1
Cost of products sold	179,152	168,104	6.6	542,017	503,678	7.6
Selling and administrative expenses	41,415	45,025	(8.0)	133,913	132,721	0.9

Operating income	36,282	34,122	6.3	98,889	107,749	(8.2)
Interest expense	7,646	7,642		22,974	22,459

Earnings before income taxes	28,636	26,480	8.1	75,915	85,290	(11.0)
Income taxes	7,044	5,813		21,114	22,492

Net earnings	$21,592	$20,667	4.5	$54,801	$62,798	(12.7)

Earnings per common share:
Basic	$0.46	$0.44	4.5	$1.18	$1.34	(11.9)

Diluted	$0.46	$0.44	4.5	$1.17	$1.33	(12.0)

Average common shares outstanding:
Basic	46,597	46,583	0.0	46,528	46,819	(0.6)

Diluted	46,896	46,881	0.0	46,808	47,145	(0.7)

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,
Revenue	2004	2003	% Change	2004	2003	% Change
Flavors & Fragrances	$155,801	$149,481	4.2	$467,881	$443,200	5.6
Color	92,455	87,452	5.7	282,102	278,386	1.3
Corporate & Other	17,968	17,810	0.9	52,018	48,794	6.6
Intersegment elimination	(9,375)	(7,492)	25.1	(27,182)	(26,232)	3.6

Consolidated	$256,849	$247,251	3.9	$774,819	$744,148	4.1

Operating Income	2004	2003	% Change	2004	2003	% Change
Flavors & Fragrances	$24,002	$21,594	11.2	$63,790	$63,878	(0.1)
Color	17,033	17,608	(3.3)	50,386	59,435	(15.2)
Corporate & Other	(4,753)	(5,080)	(6.4)	(15,287)	(15,564)	(1.8)

Consolidated	$36,282	$34,122	6.3	$98,889	$107,749	(8.2)

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Sensient Technologies Corporation
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets September 30,
	2004	2003
Current assets	$547,508	$541,094
Intangibles (net)	442,191	423,298
Property, plant and equipment (net)	385,029	371,789
Other assets	75,521	88,064

Total Assets	$1,450,249	$1,424,245

Current liabilities	$255,111	$293,802
Long-term debt	518,573	519,674
Accrued employee and retiree benefits	32,764	42,669
Other liabilities	31,225	24,564
Shareholders’ equity	612,576	543,536

Total Liabilities and Shareholders’ Equity	$1,450,249	$1,424,245

Consolidated Statements of Cash Flows Nine Months Ended September 30,
	2004	2003
Net cash provided by operating activities	$94,424	$41,359

Cash flows from investing activities:
Acquisition of property, plant and equipment	(32,535)	(56,023)
Acquisition of new businesses (net of cash acquired)	—	(17,107)
Proceeds from sale of assets	1,092	4,172
Decrease in other assets	2,822	463

Net cash used in investing activities	(28,621)	(68,495)

Cash flows from financing activities:
Proceeds from additional borrowings	188,664	93,033
Reduction in debt	(232,160)	(26,478)
Purchase of treasury stock	—	(17,932)
Dividends paid	(21,067)	(21,372)
Proceeds from options exercised and other	2,756	5,674

Net cash (used in) provided by financing activities	(61,807)	32,925

Effect of exchange rate changes on cash and cash equivalents	10	989

Net increase in cash and cash equivalents	4,006	6,778
Cash and cash equivalents at beginning of period	3,250	2,103

Cash and cash equivalents at end of period	$7,256	$8,881

Supplemental Information Nine Months Ended September 30,
	2004	2003
Depreciation and amortization	$34,691	$32,330
Dividends per share	$0.4500	$0.4400

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